Exhibit 2.1.2

AMENDMENT TO
PURCHASE AND SALE AGREEMENT

This AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into this 22nd day of December, 2014, between CHESAPEAKE APPALACHIA, L.L.C., an Oklahoma limited liability company (the “Seller”), and SWN PRODUCTION COMPANY, LLC, a Texas limited liability company, formerly known as SOUTHWESTERN ENERGY PRODUCTION COMPANY, a Texas corporation (the “Buyer”). The Buyer and the Seller are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein will have the meanings given such terms in the Purchase and Sale Agreement entered into by the Parties on October 14, 2014 (the “PSA”).
WHEREAS, the Parties entered into the PSA, pursuant to which the Seller agreed to sell, and the Buyer agreed to purchase, all of the Seller’s right, title and interest in and to the Properties; and
WHEREAS, the Parties desire to amend the PSA in accordance with the terms and conditions set forth herein;
NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the PSA as follows:
1.    Amendment of Section 8.1. Section 8.1 of the PSA is hereby amended by: (a) the deletion of the word “and” at the end of Section 8.1.6, (b) the addition thereto of a new subpart 8.1.7, as follows: “Transition Agreement. An original counterpart of a Transition Services Agreement signed on behalf of the Buyer in a form agreed by the Parties; and”, and (c) the renumbering of the existing Section 8.1.7 as Section 8.1.8.
2.    Amendment of Section 8.2. Section 8.2 of the PSA is hereby amended by: (a) the deletion of the word “and” at the end of Section 8.2.11, (b) the addition thereto of a new subpart 8.2.12, as follows: “Transition Agreement. An original counterpart of a Transition Services Agreement signed on behalf of the Seller in a form agreed by the Parties; and”, and (c) the renumbering of the existing Section 8.2.12 as Section 8.2.13.
3.    Replacement of Certain Exhibits. Each of Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit C, Exhibit E and Exhibit G to the PSA is hereby deleted in its entirety and Exhibit A-1, Exhibit A-2, Exhibit C and Exhibit G attached to this Amendment are hereby substituted therefor in all respects. The foregoing replacements of Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit C, Exhibit E and Exhibit G to the PSA shall be effective for all purposes as of the Execution Date and shall not affect the Purchase Price. Any references to any of Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit C, Exhibit E or Exhibit G in the PSA shall be deemed to be references to the corresponding replacement Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit C, Exhibit E or Exhibit G attached hereto.
4.    Replacement of Schedule 3.8 and Schedule 5.8.1. Each of Schedule 3.8 and Schedule 5.8.1 attached to the PSA is hereby deleted in its entirety, and Schedule 3.8 and Schedule 5.8.1 attached to this Amendment are hereby substituted therefor in all respects. The foregoing replacement of Schedule 3.8 and Schedule 5.8.1 shall be effective for all purposes as of the Execution Date. Any references to Schedule 3.8 or Schedule 5.8.1 in the PSA shall be deemed to be references to the corresponding replacement Schedule 3.8 or Schedule 5.8.1 attached hereto.
5.    Midstream Assignments. Section 5.8.3 is hereby deleted in its entirety and replaced with the following:
5.8.3    Form of Assignment. Prior to February 1, 2015 (the “Midstream Assignment Date”), the Seller and the Buyer will negotiate in good faith mutually acceptable forms of assignment, assumption and, as applicable, and consent and release agreements to effect, in accordance with the terms of this Agreement, the assignments, on or before the Midstream Assignment Date, to the Buyer of the Midstream Consent Contracts (subject to Section 5.8.2) and all other gathering Contracts set forth on Exhibit C (collectively, the “Midstream Agreements” and such assignment, assumption and consent agreements for the Midstream Agreements, collectively, the “Midstream Assignments”). On or before the Midstream Assignment Date, the Seller will assign (and cause CEMI to assign) its rights and obligations contained in the Midstream Agreements (subject to Section 5.8.2), and, subject to the provisions of the Transition Agreement, the Buyer will assume (and, upon delivery by the Seller of the Assignment, the Buyer shall be deemed to have assumed), and thereafter will be bound by and comply with and perform, all of the obligations of CEMI and the Seller contained in the assigned Midstream Agreements; in each such case, from and after the Effective Time and solely to the extent pertaining to the Properties. Seller will continue to conduct its operations with respect to the Midstream Agreements consistent with the provisions of Section 5.2, subject to the caveats and liability limitations contained therein until the Midstream Assignment Date.
6.    Amendment Compliance. The Parties acknowledge that this Amendment complies with the requirements to alter or amend the Agreement, as stated in Section 14.10 of the Agreement.
7.    Entire Agreement. The PSA, as amended hereby, and the other documents to be executed under the PSA, as amended hereby, and the exhibits and schedules thereto, as amended hereby, constitute the entire agreement between the Parties with respect to the subject matter thereof, and there are no other agreements, understandings, warranties or representations except as set forth herein and therein. In the event of a conflict between the terms of this Amendment and the terms of the PSA, the terms of this Amendment will control.
8.    Counterparts; Facsimiles, Electronic Transmission. This Amendment may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one amendment. The execution and delivery of this Amendment by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which will be binding upon all Parties.

9.    Ratification. Each of the Seller and the Buyer hereby adopts, ratifies, and confirms the PSA, as amended hereby, and declares the PSA, as amended hereby, to be in full force and effect. All references to the PSA shall be considered to be references to the PSA as modified by this Amendment, and, except as modified hereby, the PSA shall remain in full force and effect.
10.    Construction. This Amendment will be interpreted, construed and enforced in accordance with the laws of the State of Texas. The provisions of Sections 13 and 14 of the Agreement are incorporated herein, with any necessary modifications.
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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Seller has executed this Amendment on the date first above written but effective as of the Execution Date.

SELLER:

CHESAPEAKE APPALACHIA, L.L.C.,
an Oklahoma limited liability company

By:	/s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President

SIGNATURE PAGE TO AMENDMENT TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Buyer has executed this Amendment on the date first above written but effective as of the Execution Date.

BUYER:

SWN PRODUCTION COMPANY, LLC, a Texas limited liability company, formerly known as SOUTHWESTERN ENERGY PRODUCTION COMPANY, a Texas corporation

By:	/s/ Jeffrey B. Sherrick
Jeffrey B. Sherrick, Executive Vice President, Corporate Development

SIGNATURE PAGE TO AMENDMENT TO PURCHASE AND SALE AGREEMENT